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THE MONY GROUP INC.

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The MONY Group Inc. (“MONY”) held a conference call on May 6, 2004, reporting its results for the first quarter of fiscal year 2004. Attached are excerpts from the conference call transcript related to AXA Financial, Inc.’s proposed acquisition of MONY.

Jay Davis—The MONY Group Inc.—President of IR:

. . .

The revised proxy statement with the Securities and Exchange Commission regarding our proposed transaction with AXA Financial. The revised proxy statement has been mailed to shareholders and a special meeting of shareholders will be held on May 18, 2004 at 10:30 a.m. Eastern Standard Time to vote on the proposal concerning the acquisition. Let me remind you, that our presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including all statements relating to The MONY Group, Inc.’s expected results for 2004 and following years.

. . .

Michael Roth—The MONY Group Inc.—CEO:

Thank you, Jay. And good morning. Before we get into our first quarter results, I would like to give you a brief update on the progress of our proposed merger with AXA Financial. As we have said all along, AXA Financial $31 share offer combined with our announced dividend of between 33 cents and 35 cents represents the best alternative for our shareholders, and we continue to urge our shareholders to vote for the merger.

As many of you are, no doubt aware, there have been a number of important court rulings over the past month related to the merger, which despite the efforts of our critics, have, by and large, been decided in our favor. On April 1st, a three judge panel of the United States Court of Appeals to the second circuit unanimously ruled that Highfields, one of the dividend shareholders, may not mail reproductions of our voting card, while voting instructions forms without complying with the disclosure requirements of the federal proxy rules. On April 12th, the Delaware Chancery Court upheld the action taken by the MONY Board of Directors and setting a new record date of April 8th, and a new meeting date of May 18, 2004 for the purpose of voting on the merger with AXA Financial.

In determining the MONY’s Board acted reasonably in arriving at its decision, the court noted that the board’s response to change the record date was not preclusive of a full and fair vote. If anything, it enfranchised those stockholders who were equity owners of the corporation but who could not vote. Finally, the board’s response changing the meeting and record date is certainly proportionate and within range of reasonableness.

Accordingly, we filed with the SEC and distributed to shareholders a revised proxy on April 12th, which reflects these court rulings and other additional disclosures regarding the proposed transaction with AXA Financial. These legal actions also mean—have been helpful and that they have confirmed that our directors, with only the outside directors voting, acted in a prudent and appropriate manner in compliance with their fiduciary duties for the shareholders and reviewing and approving this. They also serve the purpose—[inaudible]—nature behind one of the most critical efforts, our most vocal critics, in efforts to ruin this transaction.

Our result that would clearly not be in our (shareholder’s best interest). In addition, to the favorable Delaware Court ruling that has confirmed the prudent and appropriate actions taken by our board in reviewing and approving this merger, the market has through the opinions of analysts following our company, supported this proposed merger as being the right transaction for MONY shareholders. As to our business performance, while we are seeing more positive results in the topline, we continue to face significant challenges in improving our level of profitability. Increased competition, lack of scale, lower interest rates, ratings uncertainty are among the significant factors that impede our ability to generate higher returns.

As we have said previously, these are the—are among the reasons why the merger with AXA Financial represents the best opportunity for and provides full and fair value to our shareholders. As our independent directors have determined, AXA’s $31 offer combined with our dividend of between 33 and 35 cents represents the best value creating alternative for our shareholders. Now, I will turn it over Rich.

. . .

Michael Roth—The MONY Group Inc.—CEO:

Thank you, Rich. I understand the desire of all shareholders to protect their financial interests in the way they deem most appropriate. I urge all share holders including those who expressed their dissatisfaction, to take one last look at the advantages of this merger versus the various go-it-alone scenario. I believe a rational analysis of the company’s prospects on a stand-alone basis versus the $31 cash consideration plus the 33 to 35 cent dividend available with the merger will lead any objective stockholder to determine, as stock analysts have determined, that this transaction makes the most economic sense for all our shareholders. We will now take a few questions, and given the short amount of time we have, we ask that you focus your questions on our business and financial results. Thank you.

. . .

Luca Polyfil—Chesapeake Partners (ph)—Analyst:

Hi, this is (Luca Polyfil with Chesapeake Partners). It sounds like the vote is going to be a dog fight ‘til the end. Even though, you know, you had rulings in your favor and so on. What can you do to make sure that you don’t lose it, that we’re absolutely sure and that we don’t risk their rates of further—we don’t risk further downgrades from the rating agencies?

Michael Roth—The MONY Group Inc.—CEO:

Well, obviously we can’t comment on the come. All I can tell you is that we are continuing making ourselves available to all our investors who wish to discuss the prospects and the proxy and our financial results, and we continue meet with institutional investors, for example, and their proxy committees to encourage them to vote in favor of this deal.

Luca Polyfil—Chesapeake Partners (ph)—Analyst:

And also, it was disclosed from the—from the filings as well as the Court transcripts certain partial—partial elements of the vote as of February were disclosed. Is it safe to assume that management and AXA had voted in favor at the time?

Michael Roth—The MONY Group Inc.—CEO:

I—I—my lawyers are looking at me right now saying I can’t comment. I think everyone should use personal judgments on that one.

Luca Polyfil—Chesapeake Partners (ph)—Analyst:

All right. Thanks and good luck.

. . .

Michael Roth—The MONY Group Inc.—CEO:

Well, I thank you. And again, May 18th is a big day for us, and we encourage all of you vote in favor of this transaction. As I indicated, we are ready, willing, and able to meet any of our institutional investors or any investors to respond to any concerns or questions that you may have. Thank you very much for your support.